Exhibit 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. REPORTS RECORD EARNINGS FOR 3rd QUARTER AND YEAR TO DATE 2014

TIMBERVILLE, VA—October 20, 2014—F & M Bank Corp. (OTCQB: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the third quarter and it’s recently declared third quarter dividend.

Selected Financial Highlights:	2014		2013
	Q3	YTD	Q3	YTD
Net Income (000's)	$1,569	$4,236	$1,183	$3,532
Earnings per share	$0.47	$1.38	$0.47	$1.41
Net Interest Margin	4.36%	4.29%	3.98%	4.01%
Allowance for loan losses	1.70%	1.70%	1.74%	1.74%
Provision for loan losses (000's)	$750	$2,250	$1,000	$3,025
Non-Performing Loans (000's)	$7,053	$7,053	$12,338	$12,338
Equity to Assets	11.59%	11.59%	9.30%	9.30%
Efficiency Ratio	56.14%	57.78%	57.72%	56.91%

Dean Withers, President and CEO, commented “We’re very pleased to announce both record quarterly earnings as well as record earnings through three quarters. Third quarter earnings increased 32.6% versus prior year, to $1.569 million and year to date earnings of $4.236 million increased 19.9%. The sharp increase in earnings is due primarily to a very strong net interest margin and an excellent efficiency ratio. The net interest margin improvement resulted from continued decreases in the cost of funds, reductions in low yielding fed funds and strong loan growth.” Withers continued, “Loans held for investment increased $28 million year to date with most of the growth derived from our Dealer Finance Division and our Fishersville Loan Production Office.”

Withers stated, “We continue our recent trend of improvement in our non-performing loans which have decreased $5.3 million (42.8%) compared to the same period in 2013 and now constitute 1.39% of loans held for investment, vs. 2.57% during the same period in 2013. We are ahead of pace to meet our 2014 goals for improvement in both our non-performing and criticized asset ratios” Withers continued, “On October 16, 2014, our Board of Directors declared a third quarter dividend of $0.17 per share. Based on our most recent trade price of $19.24 per share, this dividend constitutes a 3.53% yield on an annualized basis. The dividend will be paid on November 7, 2014, to shareholders of record as of October 31, 2014.” A summary balance sheet and income statement are included below.

F & M Bank Corp. is an independent, locally-owned, community bank holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s nine banking offices in Rockingham, Shenandoah and Page Counties, Virginia. The Bank also provides additional services through two loan production offices located in Penn Laird, VA and Fishersville, VA and through its subsidiary, VBS Mortgage located in Harrisonburg, VA.  Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Financial Highlights

	For Nine Months Ended September 30
INCOME STATEMENT	Unaudited 2014	Unaudited 2013
Interest and Dividend Income	$19,838,232	$19,565,817
Interest Expense	2,776,643	3,699,628
Net Interest Income	17,061,589	15,866,189
Non-Interest Income	2,705,229	3,091,899
Provision for Loan Losses	2,250,000	3,025,000
Other Non-Interest Expenses	11,462,755	10,829,854
Income Before Income Taxes	6,054,063	5,103,234
Provision For Income Taxes	1,844,035	1,465,467
Less Minority Interest income (loss)	23,300	105,860
Net Income	$4,236,328	$3,531,907
Average Shares Outstanding	3,061,432	2,501,990
Net Income Per Common Share	1.38	1.41
Dividends Declared	.51	.51

BALANCE SHEET	Unaudited September 30, 2014	Unaudited September 30, 2013
Cash and Due From Banks	$6,155,742	$6,964,491
Interest Bearing Bank Deposits	1,038,662	1,021,333
Federal Funds Sold	16,165,000	24,464,000
Loans Held for Sale	16,131,118	2,776,572
Loans Held for Investment	506,845,616	479,211,895
Less Allowance for Loan Losses	(8,601,293)	(8,338,981)
Net Loans Held for Investment	498,244,323	470,872,914
Securities	19,298,256	16,901,937
Other Assets	37,539,741	33,148,718
Total Assets	$594,572,842	$556,149,965

Deposits	$487,640,625	$461,767,657
Short Term Debt	3,783,809	3,480,308
Long Term Debt	15,000,000	16,678,571
Subordinated Debt	10,191,000	10,191,000
Other Liabilities	9,043,174	12,296,555
Total Liabilities	525,658,608	504,414,091
Stockholders’ Equity	68,914,234	51,735,874
Total Liabilities and Stockholders’ Equity	$594,572,842	$556,149,965
Book Value Per Common Share	$20.61	$20.66

SOURCE:	F & M Bank Corp.
CONTACT:	Neil Hayslett, EVP/Chief Administrative Officer
540-896-8941 or NHayslett@FMBankVA.com